UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2017

Autoliv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Klarabergsviadukten 70, Section B, 7th floor

SE-111 64, Stockholm, Sweden

(Address and Zip Code of principal executive offices)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Corporate Governance Guidelines of Autoliv, Inc. (the “Company”), George Lorch, a member of the Company’s Board of Directors (the “Board”), having reached the mandatory retirement age, will not stand for re-election to the Board at the Company’s 2017 Annual Meeting of Stockholders, which is scheduled to occur on May 9, 2017 (the “2017 Annual Meeting”). Mr. Lorch has served as a director of the Company since 2003 and as Lead Independent Director since May 2014.

At the conclusion of Mr. Lorch’s service, the Board will appoint a new Lead Independent Director. The Board will not fill the vacancy resulting from Mr. Lorch’s retirement and will accordingly reduce the size of the Board to ten directors, effective immediately following the closing of the polls for the election of directors at the 2017 Annual Meeting.

Item 8.01	Other Events.

On February 20, 2017, the Company announced that the Board declared a quarterly dividend of 60 cents per share for the second quarter of 2017. The dividend will be payable on June 1, 2017 to stockholders of record on the close of business on May 17, 2017. The ex-date will be May 15, 2017 for holders of the common stock listed on the New York Stock Exchange and May 16, 2017 for holders of Swedish Depository Receipts listed on the NASDAQ Stockholm.

A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) EXHIBITS

99.1	Press Release of Autoliv, Inc. dated February 20, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLIV, INC.

By:	/s/ Lars A. Sjöbring
Name:	Lars A. Sjöbring
Title:	Group Vice President for Legal Affairs,
General Counsel and Secretary

Date: February 20, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Autoliv, Inc. dated February 20, 2017.